Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2019 First Quarter Financial Results

First Quarter 2019 Highlights:

●	Tour Revenues increased 9% to $89.7 million

●	Net income available to common stockholders increased $3.9 million to $14.7 million

●	Adjusted EBITDA decreased $0.1 million to $22.0 million

●	Lindblad segment Net Yield of $1,099 and Occupancy of 91%

●	Signed contract to build a second new polar ice class vessel for delivery in September 2021

NEW YORK, May 2, 2019 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the quarter ended March 31, 2019.

Sven-Olof Lindblad, President and Chief Executive Officer, said “Lindblad is off to another great start in 2019 as the strong momentum we generated throughout the last year and a half continued into the first quarter. The addition of our second new build vessel, the National Geographic Venture, in December of 2018, has further increased our overall capacity and as we have expanded our inventory we continue to maintain high yields and occupancy levels. Demand for expedition travel has never been greater and with a proven track record of delivering high quality and immersive experiences, along with our long-standing partnership with National Geographic, we are generating booking strength from both loyal guests as well as those experiencing this type of travel for the first time. Reservations for departures later this year and beyond remain strong as we continue to see broad based demand at higher yields for our new builds as well as our existing fleet. With further capacity expansion, including two new polar vessels scheduled to join our fleet over the next two years, and the ability to sustain pricing and occupancy levels, we remain uniquely positioned to generate continued strong growth and build additional shareholder value for years to come.”

FIRST QUARTER RESULTS

Tour Revenues

First quarter tour revenues of $89.7 million increased $7.2 million, or 9%, as compared to the same period in 2018. The increase was driven by growth of $5.6 million at the Lindblad segment and a $1.7 million increase at Natural Habitat.

Lindblad segment tour revenue of $76.0 million increased $5.6 million, or 8%, compared to the first quarter a year ago primarily due to a 9% increase in Available Guest Nights, mostly from the launch of the National Geographic Venture in December 2018. The growth in Available Guest Nights, as well as a slight increase in Occupancy to 91%, was partially offset by a 2% decrease in Net Yield to $1,099 as increased pricing was offset by itinerary changes.

Natural Habitat revenues of $13.6 million increased $1.7 million, or 14%, compared to the first quarter a year ago due primarily to higher ticket revenue from additional departures and increased pricing.

Net Income

Net income available to common stockholders for the first quarter was $14.7 million, $0.31 per diluted share, as compared with net income available to common stockholders of $10.8 million, $0.24 per diluted share, in the first quarter of 2018. The $3.9 million increase primarily reflects a $3.1 million tax benefit during the first quarter of 2019 versus tax expense of $0.3 million during the same period a year ago.  The year on year increase also includes $0.7 million in foreign currency gains in the current year as compared with $0.5 million in foreign currency losses in the first quarter of 2018, as well as the absence of $1.0 million in costs related to refinancing the Company’s credit facility during the first quarter a year ago. These increases were partially offset by $1.1 million in higher depreciation and amortization primarily due to the addition of the National Geographic Venture to the fleet in December 2018.

Adjusted EBITDA

First quarter Adjusted EBITDA of $22.0 million decreased $0.1 million, or 1%, as compared to the same period in 2018 with a slight increase at the Lindblad segment more than offset by a $0.2 million decrease at Natural Habitat.

Lindblad segment Adjusted EBITDA of $20.9 million increased slightly as compared to the first quarter a year ago as the tour revenue growth and lower drydock and land costs were mostly offset by operating costs on the National Geographic Venture. The first quarter of 2019 also included higher marketing spend to drive long-term growth initiatives, increased commission expense related to the revenue growth and higher personnel costs.

Natural Habitat Adjusted EBITDA of $1.1 million decreased $0.2 million compared to the first quarter a year ago as the revenue growth was more than offset by higher operating costs related to the additional departures and increased marketing and personnel costs to drive long-term growth initiatives.

	For the three months ended March 31,
	2019	2018	Change	%
(In thousands)	(unaudited)	(unaudited)
Tour revenues:
Lindblad	$76,038	$70,453	$5,585	8%
Natural Habitat	13,616	11,957	1,659	14%
Total tour revenues	$89,654	$82,410	$7,244	9%
Operating Income:
Lindblad	$13,641	$13,439	$202	2%
Natural Habitat	724	932	(208)	(22%)
Total operating income	$14,365	$14,371	$(6)	0%
Adjusted EBITDA:
Lindblad	$20,930	$20,889	$41	0%
Natural Habitat	1,118	1,293	(175)	(14%)
Total adjusted EBITDA	$22,048	$22,182	$(134)	(1%)

Liquidity

The Company’s cash, cash equivalents and restricted cash were $100.6 million as of March 31, 2019, as compared with $122.2 million as of December 31, 2018. The decrease primarily reflects purchases of property and equipment of $35.1 million, predominantly related to the two new polar vessels, partially offset by $15.3 million in net cash provided by operating activities due primarily to the strong operating performance and increased bookings for future travel.

Free cash flow use was $19.8 million for the first quarter of 2019 as compared with $4.0 million in the first quarter of 2018 due primarily to higher capital expenditures for the new vessels partially offset by increased bookings for future travel. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment.

Following the quarter, the Company entered into a senior secured credit agreement to make available, at the Company’s option, a loan in an aggregate principal amount not to exceed $122.8 million for the purpose of providing financing for up to 80% of the purchase price of the Company’s new expedition ice-class cruise vessel.  At the Company’s election, the loan will bear interest either at a fixed interest rate effectively equal to 6.36% or a floating interest rate equal to three-month LIBOR plus a margin of 3.00% per annum.

LINDBLAD FLEET ACTIVITIES

The Company expanded its travel offerings in December 2018 with the launch of the National Geographic Venture, which sailed in Baja during the winter season before heading to Alaska for the summer months.

The Company is currently building two new state-of-the-art polar ice class vessels to further capitalize on the growth in high quality adventure travel and broaden the immersive and authentic itineraries we offer to our guests. The National Geographic Endurance is scheduled for delivery in January 2020 and, in February 2019, we signed a contract for her sister ship, scheduled for delivery in September 2021. These two vessels will join the National Geographic Explorer and the National Geographic Orion to dramatically increase the polar capacity of the Lindblad National Geographic fleet. They will be capable of exploring deep into the Antarctic and Arctic waters and will be built with the Ulstein X-BOW® design, allowing for greater comfort and speed through rough waters.

STOCK AND WARRANT REPURCHASE PLAN

Pursuant to its existing $35 million stock and warrant repurchase plan, during the first quarter the Company repurchased 1,895 shares of common stock for twenty three thousand dollars at an average price of $11.99. As of April 30, 2019, the Company had repurchased 6.0 million warrants and 866,701 shares under the plan for a total of $22.9 million and had $12.1 million remaining under the plan. As of April 30, 2019, there were 45.8 million shares common stock and 10.1 million warrants outstanding.

FINANCIAL OUTLOOK

The Company’s current expectations for the full year 2019 are as follows:

●	Tour revenues of $350 - $358 million (13 – 16% growth)

●	Adjusted EBITDA of $67 - $70 million (22 – 28% growth)

As of April 30, 2019, Lindblad segment bookings for travel during 2019 have increased 11% as compared with bookings for 2018 as of the same date a year ago. Additionally, the Lindblad segment had 94% of full year 2019 projected guest ticket revenues on the books versus 95% of full year 2018 revenue at the same time last year.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on May 2, 2019 to discuss the earnings of the Company. The conference call can be accessed by dialing (844) 378-6487 (United States), (855) 669-9657 (Canada) or (412) 542-4182 (outside the U.S.). A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiary, Natural Habitat Adventures, an adventure travel and ecotourism company with a focus on responsible nature travel.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) changes adversely affecting the business in which the Company is engaged; (ii) management of the Company’s growth and its ability to execute on its planned growth; (iii) general economic conditions; (iv) our ability to maintain our relationship with National Geographic (v) the Company’s business strategy and plans; (vi) unscheduled disruptions in our business due to weather events, mechanical failures, or other events; (vii) compliance with laws and regulations; (viii) compliance with the financial and/or operating covenants in the Company’s credit agreements; (ix) adverse publicity regarding the cruise industry in general; (x) loss of business due to competition; (xi) the result of future financing efforts; (xii) the inability to meet revenue and Adjusted EBITDA projections; (xiii) delays and costs overruns with respect to the construction and delivery of newly constructed vessels; and (xiv) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of March 31, 2019	As of December 31, 2018
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$70,103	$113,396
Restricted cash	30,537	8,755
Marine operating supplies	5,465	5,165
Inventories	1,523	1,604
Prepaid expenses and other current assets	27,963	21,263
Total current assets	135,591	150,183

Property and equipment, net	315,330	285,979
Goodwill	22,105	22,105
Intangibles, net	7,580	7,975
Deferred tax asset	1,078	-
Right-to-use lease assets	6,027	-
Other long-term assets	6,096	7,167
Total assets	$493,807	$473,409

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$129,505	$123,489
Accounts payable and accrued expenses	31,176	33,944
Lease liabilities - current	1,166	-
Long-term debt - current	2,000	2,000
Total current liabilities	163,847	159,433

Long-term debt, less current portion	188,005	188,089
Deferred tax liabilities	-	2,787
Lease liabilities	5,026	-
Other long-term liabilities	1,379	554
Total liabilities	358,257	350,863

COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	6,908	6,502

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 45,768,715 and 45,814,925 issued, 45,608,143 and 45,442,728 outstanding as of March 31, 2019 and December 31, 2018, respectively	5	5
Additional paid-in capital	41,102	41,539
Retained earnings	89,844	75,171
Accumulated other comprehensive income	(2,309)	(671)
Total stockholders' equity	128,642	116,044
Total liabilities, stockholders' equity and redeemable noncontrolling interest	$493,807	$473,409

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

      (unaudited)

	For the three months ended March 31,
	2019	2018

Tour revenues	$89,654	$82,410

Operating expenses:
Cost of tours	39,017	35,871
General and administrative	16,082	15,050
Selling and marketing	14,002	12,073
Depreciation and amortization	6,188	5,045
Total operating expenses	75,289	68,039

Operating income	14,365	14,371

Other expense:
Interest expense, net	(2,989)	(2,734)
Gain (loss) on foreign currency	656	(451)
Other (expense) income	(19)	8
Total other expense	(2,352)	(3,177)

Income before income taxes	12,013	11,194
Income tax (benefit) expense	(3,066)	277

Net income	15,079	10,917
Net income attributable to noncontrolling interest	406	121

Net income available to common stockholders	$14,673	$10,796

Weighted average shares outstanding
Basic	45,565,381	45,274,540
Diluted	47,429,343	45,667,565

Net income per share available to common stockholders
Basic	$0.32	$0.24
Diluted	$0.31	$0.24

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	For the three months ended March 31,
	2019	2018
Cash Flows From Operating Activities
Net income	$15,079	$10,917
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,188	5,045
Amortization of National Geographic fee	727	727
Amortization of deferred financing costs and other, net	434	608
Stock-based compensation	753	866
Deferred income taxes	(3,865)	347
(Gain) loss on foreign currency	(656)	451
Write-off of unamortized issuance costs related to debt refinancing	-	359
Changes in operating assets and liabilities
Marine operating supplies and inventories	(219)	(400)
Prepaid expenses and other current assets	(6,699)	(1,754)
Right-to-use lease assets	(6,027)	-
Lease liabilities	6,192	-
Unearned passenger revenues	6,016	(939)
Other long-term assets	(1,294)	10
Other long-term liabilities	825	8
Accounts payable and accrued expenses	(2,112)	(5,727)
Net cash provided by operating activities	15,342	10,518

Cash Flows From Investing Activities
Purchases of property and equipment	(35,144)	(14,502)
Net cash used in investing activities	(35,144)	(14,502)

Cash Flows From Financing Activities
Proceeds from long-term debt	-	200,000
Repayments of long-term debt	(500)	(170,625)
Payment of deferred financing costs	(18)	(6,297)
Repurchase under stock-based compensation plans and related tax impacts	(1,167)	(4,179)
Repurchase of warrants and common stock	(23)	(854)
Net cash (used in) provided by financing activities	(1,708)	18,045
Effect of exchange rate changes on cash	-	(40)
Net (decrease) increase in cash, cash equivalents and restricted cash	(21,510)	14,021
Cash, cash equivalents and restricted cash at beginning of period	122,150	103,500

Cash, cash equivalents and restricted cash at end of period	$100,640	$117,521

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$3,377	$3,012
Income taxes	$23	$45
Non-cash investing and financing activities:
Additional paid-in capital exercise proceeds of option shares	$-	$1,682
Additional paid-in capital exchange proceeds used for option shares	$-	$(1,682)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA - Consolidated
	For the three months ended March 31,
	2019	2018
Net income	$15,079	$10,917
Interest expense, net	2,989	2,734
Income tax (benefit) expense	(3,066)	277
Depreciation and amortization	6,188	5,045
(Gain) loss on foreign currency	(656)	451
Other expense (income), net	19	(8)
Stock-based compensation	753	866
National Geographic fee amortization	727	727
Reorganization costs	15	180
Debt refinancing costs	-	993
Adjusted EBITDA	$22,048	$22,182

Reconciliation of Operating Income to Adjusted EBITDA - Lindblad Segment
	For the three months ended March 31,
	2019	2018
Operating income	$13,641	$13,439
Depreciation and amortization	5,794	4,684
Stock-based compensation	753	866
National Geographic fee amortization	727	727
Reorganization costs	15	180
Debt refinancing costs	-	993
Adjusted EBITDA	$20,930	$20,889

Reconciliation of Operating Income to Adjusted EBITDA - Natural Habitat Segment
	For the three months ended March 31,
	2019	2018
Operating income	$724	$932
Depreciation and amortization	394	361
Adjusted EBITDA	$1,118	$1,293

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free cash Flow to Net Cash Provided by Operating Activities	For the three months ended March 31,
	2019	2018
Net cash provided by operating activities	$15,342	$10,518
Less: purchases of property and equipment	(35,144)	(14,502)
Free Cash Flow	$(19,802)	$(3,984)

	For the three months ended March 31,
	2019	2018
Available Guest Nights	58,669	53,917
Guest Nights Sold	53,613	48,935
Occupancy	91%	91%
Maximum Guests	7,313	6,899
Number of Guests	6,532	6,177
Voyages	93	95

Calculation of Gross Yield and Net Yield Lindblad Segment	For the three months ended March 31,
	2019	2018
Guest ticket revenues	$67,110	$62,681
Other tour revenue	8,928	7,772
Tour Revenues	76,038	70,453
Less: Commissions	(5,851)	(5,554)
Less: Other tour expenses	(5,687)	(4,118)
Net Revenue	$64,500	$60,781
Available Guest Nights	58,669	53,917
Gross Yield	$1,296	$1,307
Net Yield	1,099	1,127

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross and Net Cruise cost Per Available Guest Night and guest metrics)
(unaudited)

Calculation of Gross Cruise Cost and Net Cruise Cost Lindblad Segment	For the three months ended March 31,
	2019	2018
Cost of tours	$31,321	$28,680
Plus: Selling and marketing	12,641	11,262
Plus: General and administrative	12,641	12,388
Gross Cruise Cost	56,603	52,330
Less: Commissions	(5,851)	(5,554)
Less: Other tour expenses	(5,687)	(4,118)
Net Cruise Cost	45,065	42,658
Less: Fuel Expense	(2,688)	(2,110)
Net Cruise Cost Excluding Fuel	42,377	40,548
Non-GAAP Adjustments:
Stock-based compensation	(753)	(866)
National Geographic fee amortization	(727)	(727)
Reorganization costs	(15)	(180)
Debt refinancing costs	-	(993)
Adjusted Net Cruise Cost Excluding Fuel	$40,882	$37,782
Adjusted Net Cruise Cost	$43,570	$39,892
Available Guest Nights	58,669	53,917
Gross Cruise Cost per Available Guest Night	$965	$971
Net Cruise Cost per Available Guest Night	768	791
Net Cruise Cost Excluding Fuel per Available Guest Night	722	752
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	697	701
Adjusted Net Cruise Cost per Available Guest Night	743	740

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, the National Geographic fee amortization, merger-related expenses, debt refinancing fees and acquisition-related expenses. The Company believes Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. The Company believes Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. The Company’s use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization, merger-related expenses and acquisition-related expenses.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. The Company also records the number of guest nights available on its limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus merger-related expenses, selling and marketing expense, and general and administrative expense.

Gross Yield represents tour revenues less insurance proceeds divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Revenue represents tour revenues less insurance proceeds, commissions and direct costs of other tour revenues.

Net Yield represents Net Revenue divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with the Company in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.